Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

C. Lynn Gable

The Bank of Georgia

Senior Vice President and CFO

(770) 631-9488

GEORGIA BANCSHARES, INC.

REPORTS THIRD QUARTER RESULTS

PEACHTREE CITY, GA, February 4, 2005 – Georgia Bancshares, Inc., (OTC BB:GABA.OB), the parent company of The Bank of Georgia, today announced net income for the year ended December 31, 2004 of $1,846,128, or $.62 per share.  Comparable earnings for the year ended December 31, 2003 were $1,323,047, or $.45 per share.  Total assets were $249,550,051 at December 31, 2004 as compared to $205,091,630 at December 31, 2003.  For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia.  The Bank of Georgia opened for business in February 2000, and has locations in Peachtree City, Fayetteville, Newnan, Sharpsburg, Tyrone and Fairburn, Georgia.  A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards.  For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans, the level of allowance for loan losses, the rate of delinquencies and amounts of charge-offs, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent our judgment as of the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Georgia Bancshares, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
	(Unaudited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$4,631,303	$8,516,138
Interest-bearing deposits in other banks	5,115,984	29,860
Federal funds sold	0	6,887,000
Cash and cash equivalents	9,747,287	15,432,998
Investment securities:
Securities available-for-sale	35,039,356	34,147,840
Other investments	1,540,466	1,357,566
	36,579,822	35,505,406
Loans, net of allowance for loan losses of $2,654,334 and $2,131,752, respectively	189,640,547	147,463,301

Accrued interest receivable	1,612,109	1,340,444
Premises and equipment, net	6,212,760	4,772,339
Other assets	5,757,526	577,142
Total assets	$249,550,051	$205,091,630

Liabilities:
Deposits:
Noninterest-bearing	$22,666,896	$23,448,570
NOW	29,139,505	6,308,343
Savings	29,340,650	19,018,079
Time deposits $100,000 and over	78,243,539	62,745,922
Other time deposits	52,867,428	70,446,862
Total deposits	212,258,018	181,967,776

Securities sold under agreements to repurchase	529,358	670,052
Federal Home Loan Bank advances	2,000,000	2,000,000
Junior subordinated debentures	6,702,000	0
Federal funds purchased	5,500,000	0
Stock purchase obligation	0	369,250
Other liabilities	1,454,492	821,737
Total liabilities	228,443,868	185,828,815

Shareholders’ equity
Common stock; no par value, 10,000,000 shares authorized; 2,972,813 and 2,936,119 shares issued and outstanding, respectively	15,034	15,034
Capital surplus	17,202,437	17,290,269
Retained earnings	3,861,473	2,015,345
Accumulated other comprehensive income (loss)	27,239	(57,833)
Total shareholders’ equity	21,106,183	19,262,815
Total liabilities and shareholders’ equity	$249,550,051	$205,091,630

Georgia Bancshares, Inc.

Condensed Consolidated Statements of Income

	Years Ended December 31,
	2004	2003
	(Unaudited)
Interest income:
Interest and fees on loans	$12,106,445	$9,954,967
Interest and dividends on investments	1,328,625	1,190,788
Interest on federal funds sold and other interest income	73,380	52,324

Total interest income	13,508,450	11,198,079

Interest expense:
Interest on deposits	4,097,080	4,500,511
Interest on securities sold under agreements to repurchase	6,389	17,683
Interest on other borrowed funds	139,737	27,751
Total interest expense	4,243,206	4,545,945

Net interest income	9,265,244	6,652,134

Provision for loan losses	585,000	266,000

Net interest income after provision for loan losses	8,680,244	6,386,134

Other income:
Service charges on deposit accounts	310,987	222,145
Loss on sale of other assets	(12,128)	0
Gains (losses) on sales of securities available-for-sale	(50,808)	85,697
Other operating income	434,117	77,684
Total other income	682,168	385,526

Other expense:
Salaries and employee benefits	3,983,274	2,614,936
Occupancy and equipment expense	751,314	569,828
Data processing	598,206	454,844
Other operating expenses	1,294,490	1,079,005
Total other expense	6,627,284	4,718,613

Income before income taxes	2,735,128	2,053,047

Income tax expense	889,000	730,000

Net income	$1,846,128	$1,323,047

Basic earnings per share	$0.62	$0.45